The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-164348
Subject to Completion. Dated March 3, 2010.

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 25, 2010)

14,000,000 Shares

Conexant Systems, Inc.

Common Stock

Conexant Systems, Inc. is offering 14,000,000 shares of its common stock to be sold in this offering.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CNXT.” The last reported sale price of our common stock on March 2, 2010 was $4.89 per share.

See “Risk Factors” on page S-8 of this prospectus supplement to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Conexant Systems, Inc.	$	$

To the extent that the underwriters sell more than 14,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 2,100,000 shares from us at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on          , 2010.

Sole Book-Running Manager

Goldman, Sachs & Co.

Co-Manager

Oppenheimer & Co.

Prospectus supplement dated          , 2010.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

On January 15, 2010, we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-164348) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on January 25, 2010.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein or therein, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement and the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized to be distributed to you or information incorporated by reference herein or in the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of those documents and the information contained in any document incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate only as of its filing date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to the “Company,” “we,” “us” and “our” or similar terms are to Conexant Systems, Inc. and its subsidiaries.

ii

SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary is not complete and does not contain all of the information that you should consider before investing. After you read this summary, to fully understand this offering and its consequences to you, you should read and carefully consider the more detailed information and financial statements and related notes that we include in and/or incorporate by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors.”

Conexant Systems, Inc.

Our Business

We design, develop and sell semiconductor system solutions, comprised of semiconductor devices, software and reference designs, for imaging, audio, embedded-modem and video applications. These solutions include a comprehensive portfolio of imaging solutions for multifunction printers, fax platforms and “connected” frame market segments. Our audio solutions include high-definition (“HD”) audio integrated circuits, HD audio codecs, and speakers-on-a-chip solutions for personal computers (“PCs”), PC peripheral sound systems, audio subsystems, speakers, notebook docking stations, voice-over-IP speakerphones, intercom, door phone and audio-enabled surveillance applications. We also offer a full suite of embedded-modem solutions for set-top boxes, point-of-sale systems, home automation and security systems, and desktop and notebook PCs. Additional products include decoders and media bridges for video surveillance and security applications, and system solutions for analog video-based multimedia applications.

We market and sell our semiconductor products and system solutions directly to leading original equipment manufacturers (“OEMs”) of communication electronics products and indirectly through electronic components distributors. We also sell our products to third-party electronic manufacturing service providers, who manufacture products incorporating our semiconductor products for OEMs.

Corporate Information

We have been operating in the communications semiconductor business since 1996, including as part of the semiconductor systems business of Rockwell International Corporation (now Rockwell Automation, Inc.) (“Rockwell”), and we have been an independent public company since January 1999, following our spin-off from Rockwell. Since then, we have transformed our company from a broad-based communications semiconductor supplier into a fabless communications semiconductor supplier focused on delivering the technology and products for imaging, audio, embedded-modem and video applications.

Our principal corporate office is located at 4000 MacArthur Boulevard, Newport Beach, California 92660, and our main telephone number at that location is (949) 483-4600. We maintain a website at www.conexant.com. The information on, or accessible through, our website is not intended to be incorporated into this prospectus supplement or the accompanying prospectus.

The Transactions

Senior Secured Notes Offering

On March 3, 2010, we entered into an agreement to issue and sell $175 million aggregate principal amount of 11.25% senior secured notes due 2015 in a private transaction that is not subject to the registration requirements of the Securities Act of 1933, as amended. We intend to use the net proceeds from the senior secured notes offering, if any, to repurchase any of our 4.00% convertible subordinated notes due March 2026, or the convertible subordinated notes, that are tendered and accepted for purchase pursuant to our pending tender offer discussed below. Any excess proceeds from the senior secured notes offering will be used for general corporate purposes, including repurchasing from time to time in the open market or otherwise, in our sole discretion, any remaining convertible subordinated notes or redeeming any convertible subordinated notes that remain outstanding as of March 1, 2011 as soon as practicable after such date, in accordance with the terms of the indenture governing the convertible subordinated notes. The completion of the senior secured notes offering is not a condition to the issuance of common stock pursuant to this offering and the completion of this offering is not a condition to the senior secured notes offering.

Offer to Purchase our 4.00% Convertible Subordinated Notes due March 2026

On March 3, 2010, we commenced a tender offer to purchase for cash any and all of the outstanding $232.4 million aggregate principal amount of the convertible subordinated notes. The tender offer is being made pursuant to an offer to purchase, dated March 3, 2010, which more fully sets forth the terms and conditions of the tender offer. Our obligation to purchase the convertible subordinated notes in the tender offer is conditioned upon, among other things, the consummation of this offering and the senior secured notes offering discussed above, which, together with our available cash on hand, would result in net proceeds to us sufficient to pay the total consideration owed to tendering holders. However, the completion of the tender offer is not a condition to the issuance of the common stock pursuant to this offering or the senior secured notes offering discussed above.

We collectively refer to the issuance of the common stock pursuant to this offering, the senior secured notes offering and the tender offer as the “Transactions.”

The Offering

Common stock offered by us	14,000,000 shares

Common stock to be outstanding immediately after this offering	79,081,404 shares

Use of proceeds	We intend to use the net proceeds from this offering and our senior secured notes offering, together with available cash on hand, to repurchase any of our convertible subordinated notes tendered and accepted for purchase pursuant to our pending tender offer. We may use any remaining net proceeds from this offering for general corporate purposes including repurchasing from time to time in the open market or otherwise, in our sole discretion, any remaining convertible subordinated notes or redeeming any convertible subordinated notes that remain outstanding as of March 1, 2011 as soon as practicable after such date, in accordance with the terms of the indenture governing the convertible subordinated notes. This offering is not conditioned on the completion of the tender offer or our senior secured notes offering. See “Use of Proceeds” on page S-26 and “Summary — The Transactions” on page S-2.

NASDAQ Global Select Market symbol	CNXT

Risk Factors	See “Risk Factors” beginning on page S-8 and other information included in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of the common stock.

The number of shares of our common stock outstanding after this offering is based on 65,081,404 shares of our common stock outstanding as of February 22, 2010. Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement excludes the following:

•	3,290,899 shares of our common stock that may be issued upon exercise of stock options outstanding under our stock option and long-term incentive plans as of that date, at a weighted average exercise price of $24.50 per share;

•	3,521,666 shares of our common stock that may be issued upon the vesting of restricted stock units outstanding under our long-term incentive plans as of that date;

•	9,755,491 shares of our common stock available as of that date for future grant or issuance pursuant to our stock option and long-term incentive plans for employees, directors and consultants; and

•	up to 2,100,000 shares of our common stock that may be purchased by the underwriters to cover over-allotments, if any.

Summary Consolidated Financial Information

The following table presents summary consolidated financial information. The summary consolidated financial information for the three fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007 has been derived from our audited consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on February 8, 2010, which is incorporated herein by reference. The summary consolidated financial information for the fiscal quarters ended January 1, 2010 and January 2, 2009 and as of January 1, 2010 has been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2010, which is incorporated herein by reference. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” On October 3, 2009, we adopted FASB ASC 470-20 (FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” or FASB ASC 470-20 (FSP APB 14-1)). The summary consolidated financial information presented below has been recast from the financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 2, 2009 to reflect the retrospective application of FASB ASC 470-20 (FSP APB 14-1). In addition, in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2010, which is incorporated by reference herein, we adjusted our unaudited condensed consolidated financial statements for the fiscal quarter ended January 2, 2009 to reflect the retrospective application of FASB ASC 470-20 (FSP APB 14-1).

The summary consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes related thereto incorporated by reference into this prospectus supplement and the accompanying prospectus. Operating results for the fiscal quarter ended January 1, 2010 are not necessarily indicative of the operating results to be expected for the full fiscal year ending October 1, 2010.

	Fiscal Quarter Ended		Fiscal Year Ended
	January 1,	January 2,	October 2,	October 3,	September 28,
	2010	2009	2009	2008	2007
	(Unaudited)
	(In thousands, except per share amounts and ratios)

Statement of Operations Data:
Net revenues	$61,813	$57,463	$208,427	$331,504	$360,703
Cost of goods sold(1)	24,204	24,946	86,674	137,251	161,972

Gross margin	37,609	32,517	121,753	194,253	198,731

Operating expenses:
Research and development(1)	13,245	13,567	51,351	58,439	91,885
Selling, general and administrative(1)	12,402	17,866	62,740	77,905	80,893
Amortization of intangible assets	396	517	2,976	3,652	9,555
Asset impairments(2)	—	—	5,672	277	225,380
Gain on sale of intellectual property(3)	—	(12,858)	(12,858)	—	—
Special charges(4)	346	10,577	18,983	18,682	8,360

Total operating expenses	26,389	29,669	128,864	158,955	416,073

Operating (loss) income	11,220	2,848	(7,111)	35,298	(217,342)
Interest expense(5)	9,503	8,626	34,693	40,713	48,798
Other (income) expense, net	(7,204)	1,927	(5,025)	9,223	(36,505)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 1,	January 2,	October 2,	October 3,	September 28,
	2010	2009	2009	2008	2007
	(Unaudited)
	(In thousands, except per share amounts and ratios)

(Loss) income from continuing operations before income taxes and gain (loss) on equity method investments	8,921	(7,705)	(36,779)	(14,638)	(229,635)
Provision (benefit) for income taxes	(230)	468	871	849	798

(Loss) income from continuing operations before gain (loss) on equity method investments	9,151	(8,173)	(37,650)	(15,487)	(230,433)
(Loss) gain on equity method investments	(454)	(846)	(2,807)	2,804	51,182

(Loss) income from continuing operations	8,697	(9,019)	(40,457)	(12,683)	(179,251)
Gain on sale of discontinued operations, net of tax(6)	—	—	39,170	6,268	—
Loss from discontinued operations, net of tax(1)(6)	(363)	(11,973)	(17,521)	(306,670)	(235,056)

Net income (loss)	$8,334	$(20,992)	$(18,808)	$(313,085)	$(414,307)

(Loss) income per share from continuing operations — basic and diluted	$0.14	$(0.18)	$(0.81)	$(0.26)	$(3.67)

Gain per share from sale of discontinued operations — basic and diluted	$—	$—	$0.78	$0.13	$0.00

Loss per share from discontinued operations — basic	$0.00	$(0.24)	$(0.35)	$(6.21)	$(4.80)

Loss per share from discontinued operations — diluted	$0.00	$(0.24)	$(0.35)	$(6.21)	$(4.80)

Net income (loss) per share — basic	$0.14	$(0.42)	$(0.38)	$(6.34)	$(8.47)

Net income (loss) per share — diluted	$0.14	$(0.42)	$(0.38)	$(6.34)	$(8.47)

Selected Other Financial Data:
Ratio of Earnings to fixed charges(7)	0.15	0.13	—	0.81	—

	As of January 1, 2010
		Pro Forma for the
Balance Sheet Data:	Actual	Transactions(8)

Working capital(9)	$65,770	$60,524
Total assets	273,747	268,440
Short-term debt	—	—
Long-term debt, net of discount	215,902	173,360
Shareholders’ deficit	(66,650)	(2,403)

(1)	We adopted FASB ASC 718-10 (Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,”) on October 1, 2005. As a result, stock-based compensation expense included within cost of goods sold, research and development expense, and selling, general and administrative expense in the fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007 is based on the fair value of all stock options, stock awards and employee stock purchase plan shares. Non-cash employee stock-based compensation expense included in our consolidated statements of operations was as follows (in thousands):

	Fiscal Quarter Ended		Fiscal Year Ended
	January 1,	January 2,	October 2,	October 3,	September 28,
	2010	2009	2009	2008	2007

Cost of goods sold	$58	$37	$247	$370	$426
Research and development	401	435	869	2,725	6,157
Selling, general and administrative	1,037	1,713	3,736	9,185	7,271
Income (loss) from discontinued operations, net of tax	(35)	188	868	3,589	5,897

(2)	In the fiscal year ended September 28, 2007, we recorded $184.7 million of goodwill impairment charges, $30.3 million of intangible impairment charges and $6.1 million of property, plant and equipment impairment charges associated with our Embedded Wireless Network products.

(3)	In the fiscal year ended October 2, 2009, we recorded a $12.9 million gain on sale of intellectual property.

(4)	Special charges include the following related to the settlement of legal matters and restructuring charges (in thousands):

	Fiscal Quarter Ended		Fiscal Year Ended
	January 1,	January 2,	October 2,	October 3,	September 28,
	2010	2009	2009	2008	2007

Legal settlements	$—	$3,650	$3,475	$—	$1,497
Restructuring charges	346	6,557	15,116	11,539	7,227

(5)	Our interest expense for the fiscal year ended October 2, 2009 would have been $26.9 million, after giving pro forma effect to (i) the Transactions, assuming all of our convertible subordinated notes were tendered and accepted for purchase pursuant to our pending tender offer, and (ii) the repurchases by us during the fiscal quarter ended January 1, 2010 of certain of our convertible subordinated notes and our floating rate senior secured notes due 2010, assuming the Transactions and repurchases had occurred on October 4, 2008. We cannot assure you that any of the outstanding convertible subordinated notes will be tendered pursuant to our pending tender offer. For each $23.2 million aggregate principal amount of outstanding convertible subordinated notes not tendered and accepted for purchase pursuant to the tender offer, for the fiscal year ended October 2, 2009, our interest expense would have increased by $2.3 million.

(6)	As a result of our decision to sell certain assets and liabilities of the Broadband Access (“BBA”) and Broadband Media Processing (“BMP”) business units in the fiscal years ended October 2, 2009 and October 3, 2008, respectively, the results of the BMP and BBA business and the gain on sale of the BMP business are reported as discontinued operations for all periods presented.

(7)	For purposes of calculating this ratio, earnings consist of income (loss) from continuing operations before (i) income taxes and (ii) income (loss) from equity method investments, plus the addition of (i) distributed income of equity investees and (ii) fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rent expense which we believe is representative of the interest component of rental expense. For the fiscal years ended October 2, 2009 and September 28, 2007, earnings were insufficient to cover fixed charges by approximately $35.9 million and $229.2 million, respectively.

(8)	Gives pro forma effect to the use of net proceeds from this offering and our senior secured notes offering, and available cash on hand, to repurchase all of the outstanding convertible subordinated notes, assuming that all of the outstanding convertible subordinated notes are tendered and accepted for purchase pursuant to our pending tender offer. We cannot assure you that any of the outstanding convertible subordinated notes will be tendered pursuant to our pending tender offer. For each $23.2 million aggregate principal amount of outstanding convertible subordinated notes not tendered and accepted for purchase pursuant to the tender offer, at January 1, 2010, our total long-term debt would have increased by $21.6 million, net of debt discount of $1.6 million.

(9)	Working capital is defined as current assets minus current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors as well as the other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. As a result, you could lose all or part of your investment in our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment. In connection with the forward-looking cautionary statements that appear in this prospectus supplement and the accompanying prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

After the completion of the Transactions, even if all of the outstanding convertible subordinated notes are tendered pursuant to our pending tender offer, we will still have a significant amount of debt and will require a significant amount of cash to service our debt. We face a risk that capital needed for our business and to repay our debt obligations will not be available when we need it.

As of January 1, 2010, our total outstanding indebtedness was approximately $215.9 million, net of debt discount of $16.5 million, and our total consolidated stockholders’ deficit was $66.7 million. Our total outstanding indebtedness at January 1, 2010 would have been $175.0 million, consisting entirely of our 11.25% senior secured notes referred to in “Summary — The Transaction,” and our interest expense for the fiscal year ended October 2, 2009 would have been approximately $26.9 million, after giving pro forma effect to (i) the Transactions, assuming all of our convertible subordinated notes were tendered and accepted for purchase pursuant to our pending tender offer, and (ii) the repurchases by us during the fiscal quarter ended January 1, 2010 of certain of our outstanding convertible subordinated notes and our floating rate senior secured notes due 2010, assuming the Transactions and repurchases had occurred on October 4, 2008. We also have a $15.0 million accounts receivable financing facility available to us that had no amounts borrowed as of January 1, 2010. Our accounts receivable financing facility matures on December 31, 2010.

This offering is not conditioned upon the completion of our pending tender offer or senior secured notes offering. We cannot assure you that we will be successful in consummating our senior secured notes offering or our tender offer on a timely basis or at all, or that any of the outstanding convertible subordinated notes will be tendered pursuant to our pending tender offer. If we fail to consummate the tender offer or a significant principal amount of the convertible subordinated notes is not tendered pursuant to the tender offer, we will have even greater amounts of debt outstanding. For each $23.2 million aggregate principal amount of outstanding convertible subordinated notes not tendered and accepted for purchase pursuant to the tender offer, our total outstanding indebtedness at January 1, 2010, would have increased by $21.6 million, net of debt discount of $1.6 million, and our interest expense for the fiscal year ended October 2, 2009, would have increased by $2.3 million.

If the tender offer is not consummated or a portion of our convertible subordinated notes remain outstanding after the tender offer, holders of our convertible subordinated notes may be able to require us to repurchase, for cash, all or part of their convertible subordinated notes on March 1, 2011 at a price of 100% of the principal amount thereof, plus accrued and unpaid interest. We may not be able to repurchase any convertible subordinated notes that we are required to repurchase on March 1, 2011 because we may not have sufficient funds. Our failure to meet our repurchase obligations with respect to any convertible subordinated notes would cause a default under the indenture governing the convertible subordinated notes. Even if we are able to meet our repurchase obligations with respect to the convertible subordinated notes, we cannot assure you that we will have sufficient cash and cash equivalents to operate our business or to service our remaining indebtedness.

If we cannot meet our repurchase obligations under the indenture governing the convertible subordinated notes or make scheduled payments on any of our outstanding indebtedness, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in shares of our common stock.

Recent tightening of the credit markets and unfavorable and uncertain economic conditions during our last two fiscal years have led to a low level of liquidity in many financial markets and extreme volatility in the credit and equity markets. There is no assurance that we will be able to access the equity markets in future periods or on similar terms and conditions as we have in the past. If signs of improvement in the global economy do not progress as expected and the economic slowdown continues or worsens, our business, financial condition, cash flow and results of operations will be adversely affected. If that happens, our ability to access the capital or credit markets may worsen and we may not be able to obtain sufficient capital to repay our indebtedness, including the notes issued pursuant to our senior secured notes offering, when it becomes due. In the event we are unable to satisfy or refinance all of our outstanding debt obligations as the obligations are required to be paid, including any remaining convertible subordinated notes not tendered and accepted for purchase in our tender offer, we will be required to consider strategic and other alternatives, including, among other things, the sale of assets to generate funds, the negotiation of revised terms of our indebtedness or other restructuring alternatives such as additional exchanges of our existing indebtedness obligations for new securities or additional equity offerings. Further, we may not be able to refinance any portion of this debt on favorable terms or at all. Our failure to satisfy or refinance any of our indebtedness obligations as they come due, including through additional exchanges of new securities for existing indebtedness obligations or additional equity offerings, would result in a cross default and potential acceleration of our remaining indebtedness obligations, would have a material adverse effect on our business, liquidity and ability to operate as a going concern.

Additionally, in the future, we may need to make strategic investments and acquisitions to help us grow our business, which may require additional capital resources. We cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.

Our operating and financial flexibility is limited by the terms of the agreement governing our accounts receivable financing facility and will be limited by the terms of the indenture governing our senior secured notes.

The agreement governing our accounts receivable financing facility contains, and the indenture governing our senior secured notes will contain, financial and other covenants that may limit our ability to, or prevent us from, taking certain actions that we believe are in the best interests of our business and our stockholders. For example, the indenture governing our senior secured notes will contain covenants that restrict, subject to certain exceptions, our ability and the ability of our subsidiaries who are guarantors of our senior secured notes to incur or guarantee additional indebtedness or issue certain redeemable or preferred stock; repurchase capital stock; pay dividends on or make other distributions in respect of our capital stock or make other restricted payments; make certain investments; create liens; redeem junior debt; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into certain types of transactions with affiliates; and enter into sale-leaseback transactions. The restrictions imposed by the agreement governing our accounts receivable financing facility and the indenture governing our senior secured notes may prevent us from taking actions that could help to grow our business or increase the value of our securities.

We are a much smaller company than in the recent past and dependent on fewer products for our success.

We are a much smaller company than in the recent past with a narrower, less diversified and more focused portfolio of products. Our smaller size could cause our cash flow and growth prospects to be more volatile and make us more vulnerable to focused competition. As a smaller company, we will have less capital available for research and development and for strategic investments and acquisitions. As a smaller company, we will be subject to greater revenue fluctuations if our older product lines sales were to decline faster than we anticipate. We could also face greater challenges in satisfying or refinancing our debt obligations as they become due. In addition, we may not be able to appropriately restructure our supporting functions to fit the needs of a smaller company.

We are subject to the risks of doing business internationally.

For the fiscal quarters ended January 1, 2010 and January 2, 2009, net revenues from customers located outside of the United States (“U.S.”), primarily in the Asia-Pacific region, represented approximately 94% of our total net revenues. In addition, many of our key suppliers are located outside of the U.S. Our international operations consist of research and development, sales offices, and other general and administrative functions. Our international operations are subject to a number of risks inherent in operating abroad. These include, but are not limited to, risks regarding:

•	difficulty in obtaining distribution and support;

•	local economic and political conditions;

•	limitations on our ability under local laws to protect our intellectual property;

•	currency exchange rate fluctuations;

•	disruptions of commerce and capital or trading markets due to or related to terrorist activity, armed conflict, or natural disasters;

•	restrictive governmental actions, such as restrictions on the transfer or repatriation of funds and trade protection measures, including export duties and quotas and customs duties and tariffs;

•	changes in legal or regulatory requirements;

•	the laws and policies of the U.S. and other countries affecting trade, foreign investment and loans, and import or export licensing requirements; and

•	tax laws, including the cost of services provided and products sold between us and our subsidiaries which are subject to review by taxing authorities.

Approximately $24.8 million of our $59.1 million of cash and cash equivalents at January 1, 2010 was located in foreign countries where we conduct business, including approximately $14.2 million in India and $2.2 million in China. These amounts are not freely available for dividend repatriation to the U.S. without the imposition and payment, where applicable, of local taxes. Further, the repatriation of these funds is subject to compliance with applicable local government laws and regulations, and in some cases, requires governmental consent, including in India and China. Our inability to repatriate these funds quickly and without any required governmental consents may limit the resources available to us to fund our operations in the U.S. and other locations or to pay indebtedness.

Recently proposed significant changes to the U.S. international tax laws would limit U.S. deductions for expenses related to un-repatriated foreign-source income and modify the U.S. foreign tax credit and “check-the-box” rules. We cannot determine whether these proposals will be enacted into law or what, if any, changes may be made to such proposals prior to their being enacted into law. If the U.S. tax laws change in a manner that increases our tax obligation, it could result in a material adverse impact on our net income and our financial position.

Further, because most of our international sales are currently denominated in U.S. dollars, our products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies. From time to time, we may enter into foreign currency forward exchange contracts to minimize risk of loss from currency exchange rate fluctuations for foreign currency commitments entered into during the ordinary course of business. We have not entered into foreign currency forward exchange contracts for other purposes. As of January 1, 2010, we did not have any outstanding foreign currency forward exchange contracts. Our financial condition and results of operations could be affected (adversely or favorably) by currency fluctuations.

We also conduct a significant portion of our international sales through distributors. Sales to distributors and other resellers accounted for approximately 25% of our net revenues in the fiscal quarters ended January 1, 2010 and January 2, 2009. Sales to distributors and other resellers accounted for approximately 36%, 34% and 35% of our net revenues in the fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007, respectively. Our arrangements with these distributors are terminable at any time, and the loss of these arrangements could have an adverse effect on our operating results.

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns that may negatively impact our business, financial condition, cash flow and results of operations.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles (for semiconductors and for the end-user products in which they are used) and wide fluctuations in product supply and demand. Recent domestic and global economic conditions have presented unprecedented and challenging conditions reflecting continued concerns about the availability and cost of credit, the U.S. mortgage market, declining real estate values, increased energy costs, decreased consumer confidence and spending and added concerns fueled by the U.S. federal government’s interventions in the U.S. financial and credit markets. These conditions have contributed to instability in both U.S. and international capital and credit markets and diminished expectations for the U.S. and global economy. In addition, these conditions make it extremely difficult for our customers to accurately forecast and plan future business activities and could cause U.S. and foreign businesses to slow spending on our products, which could cause our sales to decrease or result in an extension of our sales cycles. Further, given uncertainty in the economic environment, our customers may have difficulties obtaining capital at adequate or historical levels to finance their ongoing business and operations, which could impair their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts and our days sales outstanding would be negatively impacted. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide or within our industry. If the economy or markets in which we operate continue to be subject to these adverse economic conditions, our business, financial condition, cash flow and results of operations will be adversely affected.

We are subject to intense competition.

The communications semiconductor industry in general, and the markets in which we compete in particular, are intensely competitive. We compete worldwide with a number of U.S. and international semiconductor providers that are both larger and smaller than us in terms of resources and market share. We continually face significant competition in our markets. This competition results in declining average selling prices for our products. We also anticipate that additional competitors will enter our markets as a result of expected growth opportunities, technological and public policy changes and relatively low barriers to entry in certain markets of the industry. Many of our competitors have certain advantages over us, such as significantly greater sales and marketing, manufacturing, distribution, technical, financial and other resources. In addition, many of our current and potential competitors have a stronger financial position, less indebtedness and greater financial resources than we do. These competitors may be able to devote greater financial resources to the development, promotion and sale of their products than we can.

We believe that the principal competitive factors for semiconductor suppliers in our addressed markets are:

•	time-to-market;

•	product quality, reliability and performance;

•	level of integration;

•	price and total system cost;

•	compliance with industry standards;

•	design and engineering capabilities;

•	strategic relationships with customers;

•	customer support;

•	new product innovation; and

•	access to manufacturing capacity.

In addition, the financial stability of suppliers is an important consideration in our customers’ purchasing decisions. Our relationship with existing and potential customers could be adversely affected if our customers perceive that we lack an appropriate level of financial liquidity or stability or if they think we are too small to do business with.

Current and potential competitors also have established or may establish financial or strategic relationships among themselves or with our existing or potential customers, resellers or other third parties. These relationships may affect customers’ purchasing decisions. Accordingly, it is possible that new competitors or alliances could emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete successfully against current and potential competitors.

We own or lease a significant amount of space in which we do not conduct operations and doing so exposes us to the financial risks of default by our tenants and subtenants and expenses related to carrying vacant property.

As a result of our various reorganization and restructuring related activities, we lease or own a number of domestic facilities in which we do not operate. At January 1, 2010, we had 554,000 square feet of vacant leased space and 456,000 square feet of owned space, of which approximately 89% was being subleased to third parties and 11% was vacant and offered for sublease. Included in these amounts are 389,000 square feet of owned space in Newport Beach, California that we have leased to Jazz Semiconductor, Inc. and 126,000 square feet of leased space in Newport Beach, California that we have subleased to Mindspeed Technologies, Inc. As of January 1, 2010, the aggregate amount owed to landlords under space we lease but do not operate over the remaining terms of the leases was approximately $73 million and, of this amount, subtenants had lease obligations to us in the aggregate amount of $10 million. The space we have subleased to others is, in some cases, at rates less than the amounts we are required to pay landlords and, of the aggregate obligations we had to landlords for unused space at January 1, 2010, approximately $21.0 million was attributable to space we were attempting to sublease. In the event one or more of our subtenants fails to make lease payments to us or otherwise defaults on their obligations to us, we could incur substantial unanticipated payment obligations to landlords. In addition, in the event tenants of space we own fail to make lease payments to us or otherwise default on their obligations to us, we could be required to seek new tenants and we cannot assure you that our efforts to do so would be successful or that the rates at which we could do so would be attractive. In the event our estimates regarding our ability to sublet our available space are incorrect, we would be required to adjust our restructuring reserves which could have a material impact on our financial results in the future.

Our revenues, cash flow from operations and results of operations have fluctuated in the past and may fluctuate in the future, particularly given adverse domestic and global economic conditions.

Our revenues, cash flow and results of operations have fluctuated in the past and may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products manufactured and sold by our customers;

•	the timing of receipt, reduction or cancellation of significant orders by customers;

•	adverse economic conditions, including the unavailability or high cost of credit to our customers;

•	the inability of our customers to forecast demand based on adverse economic conditions;

•	seasonal customer demand;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product and technology introductions by competitors;

•	changes in the mix of products we develop and sell;

•	fluctuations in manufacturing yields;

•	availability and cost of products from our suppliers;

•	intellectual property disputes; and

•	the effect of competitive pricing pressures, including decreases in average selling prices of our products.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our business, financial condition, cash flow and results of operations.

We have historically incurred substantial losses and may incur additional future losses.

Our loss from continuing operations for the fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007 was $40.5 million, $12.7 million, and $179.3 million, respectively. These results have had a negative impact on our financial condition and operating cash flows. We cannot assure you that our business will be profitable or that we will not incur additional substantial losses in the future. Additional operating losses, lower than expected product sales or our inability to restructure our outstanding indebtedness or obtain additional capital to repay our indebtedness obligations will adversely affect our cash flow and financial condition and could impair our ability to satisfy our indebtedness obligations as such obligations come due.

Our ability to use our net operating losses (“NOLs”) and other tax attributes to offset future taxable income could be limited by an ownership change and/or decisions by California and other states to suspend the use of NOLs.

We have significant NOLs, research and development (“R&D”) tax credits, capitalized R&D and amortizable goodwill available to offset our future U.S. federal and state taxable income. A significant amount of our NOLs were acquired in the acquisition of certain of our subsidiaries. Those NOLs are subject to limitations imposed by Section 382 of the Internal Revenue Code (and applicable state law). In addition, our ability to utilize any of our NOLs and other tax attributes may be subject to significant limitations under Section 382 of the Internal Revenue Code (and applicable state law) if we undergo an ownership change. An ownership change occurs for purposes of Section 382 of the Internal Revenue Code if, among other things, 5% stockholders (i.e., stockholders who own or have owned 5% or more of our stock (with certain groups of less-than-5% stockholders treated as single stockholders for this purpose)) increase their aggregate percentage ownership of our common stock by more than fifty percentage points above the lowest percentage of the stock owned by these stockholders at any time during the relevant testing period. An issuance of our common stock in connection with or as part of an exchange offer for our debt securities or any other issuance of our common stock can contribute to or result in an ownership change under Section 382. Stock ownership for purposes of Section 382 of the Internal Revenue Code is determined under a complex set of attribution rules, so that a person is treated as owning stock directly, indirectly (i.e., through certain entities) and constructively (through certain related persons and certain unrelated persons acting as a group). In the event of an ownership change, Section 382 imposes an annual limitation (based upon our value at the time of the ownership change, as determined under Section 382 of the Internal Revenue Code) on the amount of taxable income a corporation may offset with NOLs. If we undergo an ownership change, Section 382 would also limit our ability to use R&D tax credits. In addition, if the tax basis of our assets exceeded the fair market value of our assets at the time of the ownership change, Section 382 could also limit our ability to use amortization of capitalized R&D and goodwill to offset taxable income for the first five years following an ownership change. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOLs. As a result, our inability to utilize these NOLs, credits or amortization as a result of any ownership changes could adversely impact our operating results and financial condition.

In addition, California and certain states have suspended use of NOLs for certain taxable years, and other states are considering similar measures. As a result, we may incur higher state income tax expense in the future. Depending on our future tax position, continued suspension of our ability to use NOLs in states in which we are subject to income tax could have an adverse impact on our operating results and financial condition.

Our success depends on our ability to timely develop competitive new products and reduce costs.

Our operating results depend largely on our ability to introduce new and enhanced semiconductor products on a timely basis. Successful product development and introduction depends on numerous factors, including, among others, our ability to:

•	anticipate customer and market requirements and changes in technology and industry standards;

•	accurately define new products;

•	complete development of new products and bring our products to market on a timely basis;

•	differentiate our products from offerings of our competitors;

•	achieve overall market acceptance of our products; and

•	coordinate product development efforts between and among our sites, particularly in India and China, to manage the development of products at remote geographic locations.

We may not have sufficient resources to make the substantial investment in research and development in order to develop and bring to market new and enhanced products, and our recent reductions in our R&D headcount and other cost savings initiatives could further hinder our ability to invest in research and development. We cannot assure you that we will be able to develop and introduce new or enhanced products in a timely and cost-effective manner, that our products will satisfy customer requirements or achieve market acceptance, or that we will be able to anticipate new industry standards and technological changes. The complexity of our products may lead to errors, defects and bugs which could subject us to significant costs or damages and adversely affect market acceptance of our products. We also cannot assure you that we will be able to respond successfully to new product announcements and introductions by competitors.

In addition, prices of established products may decline, sometimes significantly and rapidly, over time. We believe that in order to remain competitive we must continue to reduce the cost of producing and delivering existing products at the same time as we develop and introduce new or enhanced products. We cannot assure you that we will be successful and, as a result, our gross margins may decline in future periods.

We have significant goodwill and intangible assets, and future impairment of our goodwill and intangible assets could have a material negative impact on our financial condition and results of operations.

At January 1, 2010, we had $109.9 million of goodwill and $5.2 million of intangible assets, net, which together represented approximately 42% of our total assets. In periods subsequent to an acquisition, at least on an annual basis or when indicators of impairment exist, we must evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings. If our market capitalization drops below our book value for a prolonged period of time, our assumptions regarding our future operating performance change or other indicators of impairment are present, we may be required to write-down the value of our goodwill and acquisition-related intangible assets by taking a charge against earnings.

Our remaining goodwill is associated with our business. Goodwill is tested at the reporting unit level annually in the fourth fiscal quarter and, if necessary, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. During the fourth fiscal quarter of 2009, we determined that the fair value of our business was greater than its carrying value and therefore there was no impairment of goodwill as of October 2, 2009. There were no indicators of impairment requiring testing during the fiscal quarter ended January 1, 2010. Because of the significance of our remaining goodwill and intangible asset balances, any future impairment of these assets could have a material adverse effect on our financial condition and results of operations, although, as a charge, it would have no effect on our cash flow. Significant impairments may also impact shareholders’ deficit.

The loss of a key customer could seriously impact our revenue levels and harm our business. In addition, if we are unable to continue to sell existing and new products to our key customers in significant quantities or to attract new significant customers, our future operating results could be adversely affected.

We have derived a substantial portion of our past revenue from sales to a relatively small number of customers. As a result, the loss of any significant customer could materially and adversely affect our financial condition and results of operations.

Sales to our 20 largest customers, including distributors, represented approximately 83% and 68% of our net revenues in the fiscal quarters ended January 1, 2010 and January 2, 2009, respectively, and approximately 87%, 83% and 82% of our net revenues in the fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007, respectively. For the fiscal quarters ended January 1, 2010 and January 2, 2009, one distributor accounted for 15% and 16%, respectively, of our net revenues. For each of the fiscal years ended October 2, 2009, October 3, 2008 and September 28, 2007, one distributor accounted for 23% of our net revenues. We expect that our largest customers will continue to account for a substantial portion of our net revenue in future periods. The identities of our largest customers and their respective contributions to our net revenue have varied and will likely continue to vary from period to period. We may not be able to maintain or increase sales to certain of our key customers for a variety of reasons, including the following:

•	most of our customers can stop incorporating our products into their own products with limited notice to us and suffer little or no penalty;

•	our agreements with our customers typically do not require them to purchase a minimum quantity of our products;

•	our customers’ perceptions of our liquidity and viability may have a negative impact on their decisions to incorporate our products into their own products;

•	many of our customers have pre-existing or concurrent relationships with our current or potential competitors that may affect the customers’ decisions to purchase our products;

•	our customers face intense competition from other manufacturers that do not use our products;

•	some of our customers offer or may offer products that compete with our products;

•	some of our customers’ liquidity may be negatively affected by continued uncertainty in global economic conditions; and

•	our small size, our cost-savings efforts and any future liquidity constraints may limit our ability to develop and deliver new products to customers.

In addition, our longstanding relationships with some larger customers may also deter other potential customers who compete with these customers from buying our products. To attract new customers or retain existing customers, we may offer certain customers favorable prices on our products. The loss of a key customer, a reduction in sales to any key customer or our inability to attract new significant customers could seriously impact our revenue and materially and adversely affect our results of operations.

Further, our product portfolio consists predominantly of semiconductor solutions for the communications, PC, and consumer markets. Recently, unfavorable domestic and global economic conditions have had an adverse impact on demand in these end-user markets by reducing overall consumer spending or shifting consumer spending to products other than those made by our customers. Any prolonged or significant decrease in consumer spending by customers in these end-markets will adversely impact demand by our customers for our products and could also slow new product introductions by our customers and by us. Lower net sales of our products would have an adverse effect on our revenue, cash flow and results of operations.

We may not be able to keep abreast of the rapid technological changes in our markets.

The demand for our products can change quickly and in ways we may not anticipate because the markets we operate in generally exhibit the following characteristics:

•	rapid technological developments;

•	rapid changes in customer requirements;

•	frequent new product introductions and enhancements;

•	short product life cycles with declining prices over the life cycle of the products; and

•	evolving industry standards.

Our products could become obsolete sooner than anticipated because of a faster than anticipated change in one or more of the technologies related to our products or in market demand for products based on a particular technology, particularly due to the introduction of new technology that represents a substantial advance over current technology. Currently accepted industry standards are also subject to change, which may contribute to the obsolescence of our products. Furthermore, as a smaller company following the sale of our Broadband Access business in August 2009, we might not be able to fund sufficient research and development to keep up with technological developments.

We may be subject to claims of infringement of third-party intellectual property rights or demands that we license third-party technology, which could result in significant expense and loss of our ability to use, make, sell, export or import our products or one or more components comprising our products.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, third parties have asserted and may in the future assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business and have demanded and may in the future demand that we license their patents and technologies. Any litigation to determine the validity of claims that our products infringe or may infringe these rights, including claims arising through our contractual indemnification of our customers, regardless of their merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. We cannot assure you that we would prevail in litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If litigation results in an adverse ruling we could be required to:

•	pay substantial damages;

•	cease the manufacture, use or sale of infringing products, processes or technologies;

•	discontinue the use of infringing technology;

•	expend significant resources to develop non-infringing technology, which we may not be successful in developing; or

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or at all.

If OEMs of communications electronics products do not design our products into their equipment, we will be unable to sell those products. Moreover, a design win from a customer does not guarantee future sales to that customer.

Our products are components of other products. As a result, we rely on OEMs of communications electronics products to select our products from among alternative offerings to be designed into their equipment. We may be unable to achieve these “design wins.” Without design wins from OEMs, we would be unable to sell our products. Once an OEM designs another supplier’s semiconductors into one of its product platforms, it will be more difficult for us to achieve future design wins with that OEM’s product platform because changing suppliers involves significant cost, time, effort and risk. Achieving a design win with a customer does not ensure that we will receive significant revenues from that customer and we may be unable to convert design wins into actual sales. Even after a design win, the customer is not obligated to purchase our products and can choose at any time to stop using our products if, for example, it or its own products are not commercially successful.

Because of the lengthy sales cycles of many of our products, we may incur significant expenses before we generate any revenues related to those products.

Our customers may need six months or longer to test and evaluate our products and an additional six months or more to begin volume production of equipment that incorporates our products. The lengthy period of time required also increases the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate sales to that customer. Thus, we may incur significant research and development, and selling, general and administrative expenses before we generate the related revenues for these products, and we may never generate the anticipated revenues if our customer cancels or changes its product plans. As a smaller company following the sale of our BBA business, exposure to lengthy sales cycles may increase the volatility of our revenue stream and common stock price.

Uncertainties involving the ordering and shipment of our products could adversely affect our business.

Our sales are typically made pursuant to individual purchase orders and we generally do not have long-term supply arrangements with our customers. Generally, our customers may cancel orders until 30 days prior to shipment. In addition, we sell a portion of our products through distributors and other resellers, some of whom have a right to return unsold products to us. Sales to distributors and other resellers accounted for approximately 25% of our net revenues in the fiscal quarters ended January 1, 2010 and January 2, 2009. Our distributors may offer products of several different suppliers, including products that may be competitive with ours. Accordingly, there is a risk that the distributors may give priority to other suppliers’ products and may not sell our products as quickly as forecasted, which may impact the distributors’ future order levels. We routinely purchase inventory based on estimates of end-market demand for our customers’ products, which is difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors and other resellers or contract manufacturers, or both, as our forecasts of demand are then based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to the failure of anticipated orders to materialize could result in our holding excess or obsolete inventory, which could result in write-downs of inventory.

We are dependent upon third parties for the manufacture, assembly and test of our products.

We are entirely dependent upon outside wafer fabrication facilities (known as foundries or fabs). Therefore, our revenue growth is dependent on our ability to obtain sufficient external manufacturing capacity, including wafer fabrication capacity. If the semiconductor industry experiences a shortage of wafer fabrication capacity in the future, we risk experiencing delays in access to key process technologies, production or shipments and increased manufacturing costs. Moreover, our foundry partners often require significant amounts of financing in order to build or expand wafer fabrication facilities. However, current unfavorable economic conditions have also resulted in a tightening in the credit markets, decreased the level of liquidity in many financial markets and resulted in significant volatility in the credit and equity markets. These conditions may make it difficult for foundries to obtain adequate or historical levels of capital to finance the building or expansion of their wafer fabrication facilities, which would have an adverse impact on their production capacity and could in turn negatively impact our wafer output. In addition, certain of our suppliers have required that we keep in place standby letters of credit for all or part of the products we order. Such requirement, or a requirement that we pre-pay for all or part of vendor invoices or that we shorten our payment cycle times in the future, may negatively impact our liquidity and cash position, or may not be available to us due to our then current liquidity or cash position, and would have a negative impact on our ability to produce and deliver products to our customers on a timely basis.

The foundries we use may allocate their limited capacity to fulfill the production requirements of other customers that are larger and better financed than us. If we choose to use a new foundry, it typically takes several months to redesign our products for the process technology and intellectual property cores of the new foundry and to complete the qualification process before we can begin shipping products from the new foundry.

We are also dependent upon third parties for the assembly and testing of our products. Our reliance on others to assemble and test our products subjects us to many of the same risks that we have with respect to our reliance on outside wafer fabrication facilities.

Wafer fabrication processes are subject to obsolescence, and foundries may discontinue a wafer fabrication process used for certain of our products. In such event, we generally offer our customers a

“last time buy” program to satisfy their anticipated requirements for our products. The unanticipated discontinuation of wafer fabrication processes on which we rely may adversely affect our revenues and our customer relationships.

In the event of a disruption of the operations of one or more of our suppliers, we may not have a second manufacturing source immediately available. Such an event could cause significant delays in shipments until we could shift the products from an affected facility or supplier to another facility or supplier. The manufacturing processes we rely on are specialized and are available from a limited number of suppliers. Alternate sources of manufacturing capacity, particularly wafer fabrication capacity, may not be available to us on a timely basis. Even if alternate wafer fabrication capacity is available, we may not be able to obtain it on favorable terms, or at all. All such delays or disruptions could impair our ability to meet our customers’ requirements and have a material adverse effect on our operating results.

In addition, the highly complex and technologically demanding nature of semiconductor manufacturing has caused foundries from time to time to experience lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Lower than anticipated manufacturing yields may affect our ability to fulfill our customers’ demands for our products on a timely basis and may adversely affect our cost of goods sold and our results of operations.

We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries, increased expenses and loss of design wins to our competitors.

To remain competitive, we expect to continue to transition our semiconductor products to increasingly smaller line width geometries. This transition requires us to modify the manufacturing processes for our products and to redesign some products, as well as standard cells and other integrated circuit designs that we may use in multiple products. We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies to reduce our costs. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. We are dependent on our relationships with our foundries to transition to smaller geometry processes successfully. We cannot assure you that our foundries will be able to effectively manage the transition or that we will be able to maintain our existing foundry relationships or develop new ones. If our foundries or we experience significant delays in this transition or fail to implement this transition efficiently, we could experience reduced manufacturing yields, delays in product deliveries and increased expenses, all of which could negatively affect our relationships with our customers and result in the loss of design wins to our competitors, which in turn would adversely affect our results of operations. As smaller geometry processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, or at all. Moreover, even if we are able to achieve higher levels of design integration, such integration may have a short-term adverse impact on our operating results, as we may reduce our revenue by integrating the functionality of multiple chips into a single chip.

If we are not successful in protecting our intellectual property rights, it may harm our ability to compete.

We use a significant amount of intellectual property in our business. We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies and processes. At times, we incorporate intellectual property licensed from our customers and other third parties into our designs, and we have obligations with respect to the non-use and non-disclosure of their intellectual property. In the past, we have engaged in litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. We may engage in future litigation on similar grounds, which may require us to expend significant resources and to divert the efforts and attention of our management from our business operations. We cannot assure you that:

•	the steps we take to prevent misappropriation or infringement of our intellectual property or the intellectual property of our customers will be successful;

•	any existing or future patents will not be challenged, invalidated or circumvented; or

•	any of the measures described above would provide meaningful protection.

Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. If any of our patents fails to protect our technology, it would make it easier for our competitors to offer similar products. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain countries.

A significant portion of our intellectual property rights is located in foreign jurisdictions. Because of the differences in foreign patent, trademark and other laws concerning proprietary rights, our intellectual property rights frequently do not receive the same degree of protection in foreign jurisdictions as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

Our success depends, in part, on our ability to effect suitable investments, alliances, acquisitions and where appropriate, divestitures and restructurings.

Although we invest significant resources in research and development activities, the complexity and speed of technological changes make it impractical for us to pursue development of all technological solutions on our own. On an ongoing basis, we review investment, alliance and acquisition prospects that would complement our existing product offerings, augment our market coverage or enhance our technological capabilities. However, we cannot assure you that we will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future.

Moreover, if we consummate such transactions, they could result in:

•	large initial one-time write-offs of in-process research and development;

•	the incurrence of substantial debt and assumption of unknown liabilities;

•	the potential loss of key employees from the acquired company;

•	amortization expenses related to intangible assets; and

•	the diversion of management’s attention from other business concerns.

Integrating acquired organizations and their products and services may be expensive, time-consuming and a strain on our resources and our relationships with employees and customers, and ultimately may not be successful. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our products and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with acquisitions and the integration of multiple operations could have an adverse effect on our business, results of operations or financial condition.

Moreover, in the event that we have unprofitable operations or products we may be forced to restructure or divest such operations or products. There is no guarantee that we will be able to restructure or divest such operations or products on a timely basis or at a value that will avoid further losses or that will successfully mitigate the negative impact on our overall operations or financial results.

We may not be able to attract and retain qualified management, technical and other personnel necessary for the design, development and sale of our products. Our success could be negatively affected if key personnel leave.

Our future success depends on our ability to attract and to retain the continued service and availability of skilled personnel at all levels of our business. As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for such personnel can be intense. While we have entered into employment agreements with some of our key personnel, we cannot assure you that we will be able to attract and retain qualified management and other personnel necessary for the design, development and sale of our products.

Litigation could be costly and harmful to our business.

We are involved in various claims and lawsuits from time to time. For example, in February 2005, certain of our current and former officers and our Employee Benefits Plan Committee were named as defendants in a purported breach of fiduciary duties class action lawsuit that we recently settled for $3.25 million. Any of these claims or legal actions could adversely affect our business, financial position and results of operations and divert management’s attention and resources from other matters.

We currently operate under tax holidays and favorable tax incentives in certain foreign jurisdictions.

While we believe we qualify for these incentives that reduce our income taxes and operating costs, the incentives require us to meet specified criteria, which are subject to audit and review. We cannot assure that we will continue to meet such criteria and enjoy such tax holidays and incentives. If any of our tax holidays or incentives are terminated, our results of operations may be materially and adversely affected.

Risks Related to Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell your common stock when you want or at prices you find attractive.

The price of our common stock is volatile and may fluctuate significantly. For example, since September 29, 2007, the price of our stock has ranged from a high of $14.80 per share to a low of $0.26 per share. We cannot assure you as to the prices at which our common stock will trade or that an active trading market in our common stock will be sustained in the future. In addition to the matters discussed in other risk factors included herein, in the accompanying prospectus and the information incorporated by reference herein or therein, some of the reasons for fluctuations in our stock price could include:

•	our operating and financial performance and prospects;

•	our ability to repay or restructure our debt;

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry in which we operate;

•	investor perception of us as a going concern and of our ability to operate successfully as a company with a smaller cash flow and with significant debt obligations;

•	the level of research coverage of our common stock;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial, domestic, international, economic and other market conditions;

•	proposed acquisitions by us or our competitors;

•	the hiring or departure of key personnel; and

•	adverse judgments or settlements obligating us to pay damages.

In addition, public stock markets have experienced, and may in the future experience, extreme price and trading volume volatility, particularly in the technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

If we fail to continue to meet all applicable continued listing requirements of the NASDAQ Global Select Market and NASDAQ determines to delist our common stock, the market liquidity and market price of our common stock could decline.

Our common stock is listed on the NASDAQ Global Select Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements. For example, NASDAQ rules require that we maintain a minimum bid price of $1.00 per share for our common stock. Our common stock has in the past fallen below this minimum bid price requirement and it may do so again in the future. If our stock price falls below $1.00 or we fail to meet other requirements for continued listing on the NASDAQ Global Select Market, and we are unable to cure the events of noncompliance in a timely or effective manner, our common stock could be delisted from the NASDAQ Global Select Market. If appropriate, we may request, as we have done in the past, approval from our stockholders to implement a reverse stock split in order to regain compliance with NASDAQ’s minimum bid price requirement. If our common stock were threatened with delisting from the NASDAQ Global Select Market, we may, depending on the circumstances, seek to extend the period for regaining compliance with NASDAQ listing requirements by moving our common stock to the NASDAQ Capital Market. If our common stock is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink OTC Markets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate quotations for the price of, our common stock, and there would likely also be a reduction in our coverage by security analysts and the news media, which could cause the price of our common stock to decline further. In addition, the delisting of our common stock could give the holders of any outstanding convertible subordinated notes a right to cause us to repurchase their convertible subordinated notes and it could result in a default under the terms and conditions of the indenture governing our convertible subordinated notes.

Anti-takeover provisions in our organizational documents and Delaware law could make it more difficult for a third party to acquire control of us.

Our restated certificate of incorporation and our bylaws, each as amended, contain several provisions that would make it more difficult for a third party to acquire control of us, including:

•	a classified board of directors, with three classes of directors each serving a staggered three-year term;

•	a requirement that a supermajority vote be obtained to remove a director for cause or to amend or repeal certain provisions of our restated certificate of incorporation or our bylaws;

•	a prohibition on stockholder action by written consent;

•	a requirement that stockholders provide advance notice of any stockholder nominations of directors at any meeting of our stockholders or any proposal of new business to be considered at an annual meeting of our stockholders;

•	the inability of our stockholders to call a special meeting and a requirement that the only business to be conducted at a special meeting will be the business brought before the meeting pursuant to our notice of meeting;

•	the exclusive authority of our board of directors to fill director vacancies;

•	the ability of our board of directors to issue shares of our preferred stock in one or more series without further authorization from our stockholders; and

•	a fair price provision.

In addition to the provisions in our restated certificate of incorporation and our bylaws, Section 203 of the Delaware General Corporation Law generally provides that a corporation shall not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder, unless either the business combination or the transaction that results in the stockholder becoming an interested stockholder is approved in a prescribed manner. These provisions may discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over the current market price, and may limit the ability of our stockholders to approve transactions that they think may be in their best interests.

We do not intend to pay cash dividends on our common stock.

We have not paid cash dividends since our inception and do not intend to pay cash dividends in the foreseeable future. In addition, we will be prohibited from paying cash dividends under certain circumstances by the terms of the indenture governing our senior secured notes. Therefore, stockholders will have to rely on appreciation in our stock price, if any, in order to achieve a gain on an investment. There is no guarantee that our stock will appreciate in value after this offering or even maintain the price at which you purchased your shares.

There could be a negative effect on the price of our common stock if we issue equity securities in connection with a restructuring of any or all of our outstanding convertible subordinated notes.

If we decide to issue any equity securities in connection with a restructuring of any outstanding convertible subordinated notes, there could be a substantial dilutive effect on our common stock and an adverse effect on the price of our common stock.

Risks Related to this Offering

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value (deficiency) per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of 14,000,000 shares of common stock in this offering, and based on an assumed public offering price of $4.89 per share, which was the last reported sale price of our common stock on March 2, 2010, in this offering and a negative tangible book value per share of our common stock of $(2.79) as of January 1, 2010, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $6.38 per share in the net tangible book value of the common stock. If the underwriters exercise their over-allotment option, you will experience additional dilution. See “Dilution” on page S-29 for a more detailed discussion of the dilution you will incur in connection with this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of U.S. federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, including, but not limited to, “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan” and “forecasts,” the negatives of such expressions, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning:

•	our expectations, subject to the qualifications expressed, regarding the sufficiency of our existing sources of liquidity and cash to fund our operations, research and development, anticipated capital expenditures and our working capital needs for at least the next 12 months and whether we will be able to repatriate cash from our foreign operations on a timely and cost-effective basis;

•	our expectation that we will be able to sustain the recoverability of our goodwill, intangible and tangible long-term assets;

•	expectations that we will have sufficient capital to repay our indebtedness as it becomes due and to finance our ongoing business and operations and that we will be able to successfully complete restructuring or refinancing alternatives, including our senior secured notes offering, this common stock offering and our pending tender offer;

•	expectations that we will be able to use our net operating losses and other tax attributes to offset future taxable income;

•	expectations regarding the market share of our products, growth in the markets we serve and our market opportunities;

•	expectations regarding the closing of the sale of our real property in Newport Beach, California;

•	expectations regarding price and product competition;

•	continued demand and future growth in demand for our products in the communications, personal computer and consumer markets we serve;

•	our plans and expectations regarding the transition of our semiconductor products to smaller line width geometries;

•	our product development plans;

•	our expectation that our largest customers will continue to account for a substantial portion of our revenue;

•	expectations regarding our contractual obligations and commitments;

•	our expectation that we will be able to protect our products and services with proprietary technology and intellectual property protection;

•	our expectation that we will be able to meet our lease obligations (and other financial commitments); and

•	our expectation that we will be able to continue to rely on third party manufacturers to manufacture, assemble and test our products to meet our customers’ demands.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including, but not limited to, those factors set forth in the “Risk Factors” section and in other sections of this prospectus supplement and in our most recent Annual Report on Form 10-K under the captions “Risk Factors,” “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk,” our subsequent Quarterly Report on Form 10-Q and our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus. You are cautioned not to place undue reliance on these forward-looking statements, and all forward-looking statements speak only as of the date on which they are made. Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the SEC. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $64.2 million from the sale of 14,000,000 shares of our common stock in this offering, or approximately $74.0 million if the underwriters exercise their over-allotment option in full, based on an assumed public offering price of $4.89 per share, which was the last reported sale price of our common stock on March 2, 2010, and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us.

We intend to use the net proceeds from this offering and our senior secured notes offering, together with available cash on hand, to repurchase any of the $232.4 million aggregate principal amount outstanding of our convertible subordinated notes tendered and accepted for purchase pursuant to our pending tender offer. This offering, however, is not conditioned upon the completion of our senior secured notes offering or our tender offer.

We cannot assure you that we will be successful in consummating our tender offer, which is conditioned upon the consummation of our senior secured notes offering and this offering. We cannot assure you that any of the outstanding convertible subordinated notes will be tendered pursuant to our tender offer. Any excess proceeds from this offering will be used for general corporate purposes, including repurchasing from time to time in the open market or otherwise, in our sole discretion, any remaining convertible subordinated notes or redeeming any convertible subordinated notes that remain outstanding as of March 1, 2011 as soon as practicable after such date, in accordance with the terms of the indenture governing the convertible subordinated notes. The convertible subordinated notes bear interest at a fixed rate of 4.0% per annum and mature on March 1, 2026. Holders of the convertible subordinated notes may require us to repurchase, for cash, all or part of their convertible subordinated notes on March 1, 2011, March 1, 2016 and March 1, 2021 at a price of 100% of the principal amount, plus any accrued and unpaid interest. For a description of the terms of our convertible subordinated notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes related thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

A $1.00 increase or decrease in the assumed public offering price of $4.89 per share would increase or decrease the net proceeds to us from this offering by $14.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same. We may also increase or decrease the number of shares we are offering. An increase of 100,000 shares in the number of shares offered by us, to a total of 14,100,000 shares, would increase the estimated net proceeds to us from this offering by approximately $462,105. Similarly, a decrease of 100,000 shares in the number of shares offered by us, to a total of 13,900,000 shares, would decrease the estimated net proceeds to us from this offering by approximately $462,105. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our uses of the net proceeds from this offering.

Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term investments, including investment grade securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our total capitalization as of January 1, 2010:

•	on an actual basis;

•	on a pro forma basis to give effect to the sale of 14,000,000 shares of common stock by us in this offering at an assumed public offering price of $4.89 per share, which was the last reported sale price of our common stock on March 2, 2010, after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us;

•	on a pro forma basis to give effect to the sale of 14,000,000 shares of common stock by us in this offering at an assumed public offering price of $4.89 per share, which was the last reported sale price of our common stock on March 2, 2010, and our senior secured notes offering, after deducting the underwriting discounts and commissions for this offering and estimated expenses related to each offering payable by us; and

•	on a pro forma basis to give effect to the Transactions, assuming that 14,000,000 shares of common stock are sold by us in this offering at an assumed public offering price of $4.89 per share, which was the last reported sale price of our common stock on March 2, 2010, and assuming that all of the outstanding convertible subordinated notes are tendered and accepted for purchase pursuant to our pending tender offer, after deducting the underwriting discounts and commissions for this offering and estimated expenses related to the Transactions payable by us.

This offering is not conditioned upon the completion of the tender offer or our senior secured notes offering.

The information in the table below should be read in conjunction with “Summary — Summary Consolidated Financial Information,” “Use of Proceeds” and our consolidated financial statements and related information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At January 1, 2010
			Pro forma for
			this offering and
		Pro forma for	the senior secured	Pro forma for
	Actual	this offering	notes offering	the Transactions(1)
	(unaudited)
	(In thousands, except for share and par value amounts)

Cash and cash equivalents	$59,084	$123,331	$291,119	$53,838

Long-term debt (including current portion):
4.00% convertible subordinated notes due March 2026, net of debt discount of $16,468(2)	215,902	215,902	215,902	—
Senior secured notes, net of discount of $1,640	—	—	173,360	173,360

Total long-term debt	215,902	215,902	389,262	173,360
Shareholders’ deficit:
Preferred and junior preferred stock, 20,000,000 and 5,000,000 shares authorized, respectively	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 65,051,404 and 79,051,404 pro forma shares issued and outstanding at January 1, 2010	651	791	791	791
Additional paid-in capital	4,854,511	4,918,618	4,918,618	4,918,618
Accumulated deficit	(4,921,409)	(4,921,409)	(4,921,409)	(4,921,409)
Accumulated other comprehensive loss	(403)	(403)	(403)	(403)

Total shareholders’ deficit	(66,650)	(2,403)	(2,403)	(2,403)

Total capitalization	$149,252	$213,499	$386,859	$170,957

(1)	We cannot assure you that any of the outstanding convertible subordinated notes will be tendered pursuant to our pending tender offer. For each $23.2 million aggregate principal amount of outstanding convertible subordinated notes not tendered and accepted for purchase pursuant to the tender offer, at January 1, 2010, our cash and cash equivalents would have increased by $23.5 million, our total long-term debt would have increased by $21.6 million, net of debt discount of $1.6 million, and our total capitalization would have increased by $21.6 million.

(2)	We have commenced an offer to purchase the outstanding convertible subordinated notes at par. The tender offer is scheduled to expire on March 30, 2010, unless extended by us.

DILUTION

The net tangible book value (deficiency) of our common stock on January 1, 2010 was $(181.7) million, or $(2.79) per share of common stock. Net tangible book value (deficiency) per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less goodwill of $109.9 million and intangible assets of $5.2 million, and dividing this amount by the number of shares of our common stock outstanding on January 1, 2010.

After giving effect to the sale by us of 14,000,000 shares of common stock in this offering at an assumed public offering price of $4.89 per share, which was the last reported sale price of our common stock on March 2, 2010, after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us, our adjusted net tangible book value (deficiency) as of January 1, 2010 would have been $(117.5 million), or $(1.49) per share of our common stock. This represents an immediate increase in net tangible book value of $1.31 per share to our existing stockholders and an immediate decrease in the net tangible book value of $6.38 per share to new investors. Dilution in the net tangible book value per share represents the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering. The following table illustrates this per share dilution:

Assumed public offering price per common share		$4.89
Net tangible book value (deficiency) per common share as of January 1, 2010	$(2.79)
Increase per share attributable to this offering	1.31

Net tangible book value per common share after giving effect to this offering		(1.49)

Dilution per common share to new investors		$6.38

A $1.00 increase or decrease in the assumed public offering price of $4.89 per share would increase or decrease our net tangible book value (deficiency) per share after this offering by $0.17 per share and the dilution per share to new investors in this offering by $0.83 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same. We may also increase or decrease the number of shares we are offering. An increase of 100,000 shares in the number of shares offered by us, to a total of 14,100,000 shares, would increase our net tangible book value (deficiency) per share after this offering by $0.01 per share, and decrease the dilution per share to new investors in this offering by $0.01 per share. Similarly, a decrease of 100,000 shares in the number of shares offered by us, to a total of 13,900,000 shares, would decrease our net tangible book value (deficiency) per share after this offering by $0.01 per share, and increase the dilution per share to new investors in this offering by $0.01 per share.

If the underwriters exercise their over-allotment option to purchase additional shares in full in this offering at an assumed public offering price of $4.89 per share, which was the last reported sale price of our common stock on March 2, 2010, the adjusted net tangible book value (deficiency) as of January 1, 2010 after giving effect to this offering would decrease to $(1.33) per share, and dilution per share to new investors in this offering would be $6.22 per share.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
Oppenheimer & Co. Inc.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 2,100,000 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to the option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,100,000 additional shares.

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, except with the prior written consent of the representative.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid, which occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ, in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

Foreign Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of this offering and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that

Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of which is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $450,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. The representative is acting as initial purchaser in connection with our senior secured notes offering and as dealer manager in connection with our tender offer and, in each case, is expected to receive customary fees and expense reimbursements in connection therewith.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income tax consequences relating to the ownership and disposition of our common stock by non-U.S. holders (as defined below) who purchase our common stock in this offering and hold such common stock as capital assets (generally for investment). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations promulgated thereunder, judicial decisions, and rulings and pronouncements of the U.S. Internal Revenue Service, or the IRS, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or subject to different interpretation. This discussion does not address all the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income or estate tax laws (such as financial institutions, insurance companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, retirement plans, partnerships and their partners, dealers in securities, brokers, U.S. expatriates, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the state, local or non-U.S. tax or U.S. federal alternative minimum or estate tax consequences relating to the ownership and disposition of our common stock. You are urged to consult your own tax advisor regarding the U.S. federal tax consequences of owning and disposing of our common stock, as well as the applicability and effect of any state, local or non-U.S. tax laws.

As used in this discussion, the term “non-U.S. holder” refers to a beneficial owner of our common stock that for U.S. federal income tax purposes is not:

(i) an individual who is a citizen or resident of the United States;

(ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

(iii) an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

(iv) a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all its substantial decisions, or (b) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

An individual may be treated as a resident of the United States, among other ways, if present in the United States on at least 31 days in a calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). U.S. residents are subject to U.S. federal income tax in the same manner as U.S. citizens.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, we urge you to consult your own tax advisor.

Dividends

We do not anticipate paying dividends on our common stock in the foreseeable future. See “We do not intend to pay cash dividends on our common stock” under the heading “Risk Factors — Risks Related to our Common Stock.” Distributions paid by us to a non-U.S. holder with respect to our common stock, to the extent treated as dividends for U.S. federal income tax purposes, generally will be subject to U.S. federal withholding tax at a 30% rate, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. holder provides us with an IRS Form W-8BEN (or successor form) certifying its entitlement to the benefit of such treaty, or (ii) the dividends are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides us with an IRS Form W-8ECI (or successor form). In the latter case, a non-U.S. holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. person, unless otherwise provided in an applicable income tax treaty. Additionally, a non-U.S. holder that is a corporation may be subject to a branch profits tax on its after-tax effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition

Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock unless (i) such non-U.S. holder is an individual present in the U.S. for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States and, where a tax treaty so provides, the gain is attributable to a U.S. permanent establishment or fixed base of such non-U.S. holder, or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock and either (a) our common stock has ceased to be traded on an “established securities market” prior to the beginning of the calendar year in which the sale, exchange or other disposition occurs, or (b) the non-U.S. holder owns (actually or constructively) more than five percent of our common stock. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the U.S. for 183 days or more during the taxable year of sale, exchange or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses realized in such year. Gain that is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, where a tax treaty so provides, the gain is attributable to a U.S. permanent establishment or fixed base, generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. We believe that we are not a U.S. real property holding corporation, and we do not anticipate becoming a U.S. real property holding corporation.

Information Reporting and Backup Withholding Tax

Information reporting and backup withholding tax (at the then applicable rate) may apply to certain payments made to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and certain other conditions are satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS and other applicable requirements are satisfied.

Proposed Legislation Relating to Foreign Accounts

Legislation has been introduced into the U.S. Congress that would impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities,

unless certain certification and reporting requirements are satisfied. A substantially similar proposal was also included as part of President Obama’s proposed budget plan for fiscal year 2011. If this legislation or other similar legislation is enacted, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. Any such legislation could substantially change some of the rules discussed above relating to certification requirements, information reporting and withholding. The U.S. House of Representatives and the U.S. Senate have each passed, as parts of different bills, a version of this legislation that would apply to payments made after December 31, 2012. No assurances can be given whether, or in what form, this legislation will be enacted. Prospective investors should consult their own tax advisors regarding this legislation and similar proposals.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by O’Melveny & Myers LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended October 2, 2009, as subsequently amended, which report was reissued and included in a Current Report on Form 8-K filed by the Company on February 8, 2010, and the effectiveness of Conexant Systems, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website at www.sec.gov that contains our annual, quarterly and current reports and other information that we file electronically with the SEC. Our recent SEC filings are also available to the public free of charge at our website at www.conexant.com. Information on or accessible through our website is not included or incorporated into this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. Statements relating to such documents are qualified in all aspects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” certain information we file with the SEC into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated herein by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and filed pursuant to the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended October 2, 2009 (filed on November 27, 2009), as amended by Amendment No. 1 on Form 10-K/A (filed on December 22, 2009) (including those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 8, 2010, that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2010 (filed on February 8, 2010);

•	Current Reports on Form 8-K filed on October 14, 2009, November 3, 2009, November 13, 2009, November 18, 2009, November 20, 2009, November 23, 2009, December 3, 2009, December 11, 2009, December 24, 2009 (with respect to Items 1.01, 5.03 and 8.01 and Exhibits 3.2 and 99.2 of Item 9.01 only), January 19, 2010, February 8, 2010 (two reports), February 22, 2010, February 24, 2010 and March 3, 2010 (with respect to Item 8.01 and Exhibit 99.2 of Item 9.01 only); and

•	The description of our common stock contained in Item 11 of our Registration Statement on Form 10, as amended, including any amendment or report filed that updates such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and until the termination or completion of this offering shall be deemed incorporated by reference into this prospectus supplement and the accompanying prospectus by reference (except that, unless otherwise indicated in the applicable report, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. You may request a free copy of these filings by writing to us at the following address or calling us at (949) 483-4600: 4000 MacArthur Boulevard, Newport Beach, California 92660-3095, Attention: Secretary.

PROSPECTUS

$100,000,000

CONEXANT SYSTEMS, INC.

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer, from time to time, in one or more series:

•	shares of our common stock;

•	shares of our preferred stock;

•	senior and/or subordinated debt securities;

•	warrants to purchase common stock, preferred stock and/or debt securities; and

•	units consisting of two or more of these classes or series of securities.

We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $100,000,000, on terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities that we may offer and sell from time to time. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered and may also add, update or change the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may offer and sell these securities directly to you, through agents we select or through underwriters or dealers we select. If any agent, dealer or underwriter is involved in the sale of our securities, we will name them and describe their compensation in a prospectus supplement.

Our shares of common stock are quoted on the Nasdaq Global Select Market under the symbol “CNXT.” On January 14, 2010 the closing sale price of our common stock, as reported on the Nasdaq Global Select Market, was $3.00 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is January 25, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to. No dealer, salesperson or other person is authorized to give information that is different. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or in any prospectus supplement is correct only as of the date on the front of those documents, regardless of the time of the delivery of this prospectus or any prospectus supplement or any sale of these securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, we may offer common stock, preferred stock, debt securities, warrants or units from time to time in one or more offerings up to a total public offering price of $100,000,000.

This prospectus provides you with a general description of the securities we may offer. If required, each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities. A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. As permitted by the SEC’s rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC. You may also obtain information about us at our website at http://www.conexant.com. However, the information on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 000-24923) listed below. This information is considered a part of this prospectus. These documents are as follows:

•	Our annual report on Form 10-K for our fiscal year ended October 2, 2009 (filed on November 27, 2009), as amended by Amendment No. 1 on Form 10-K/A (filed on December 22, 2009);

•	Our current reports on Form 8-K filed on October 14, 2009, November 3, 2009, November 13, 2009, November 18, 2009, November 20, 2009, November 23, 2009, December 3, 2009, December 11, 2009 and December 24, 2009 (with respect to Items 1.01, 5.03, 8.01 and Exhibits 3.2 and 99.2 of Item 9.01 only); and

•	The description of our common stock contained in Item 11 of our Registration Statement on Form 10, as amended (File No. 000-24923), including any amendment or report filed that updates such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement as well as all such documents that we file with the SEC after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Requests for such copies should be directed to our Secretary at Conexant Systems, Inc., 4000 MacArthur Boulevard, Newport Beach, California 92660-3095, telephone number (949) 483-4600.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently-filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecasts,” and the like, the negatives of such expressions, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning:

•	our beliefs, subject to the qualifications expressed, regarding the sufficiency of our existing sources of liquidity and cash to fund our operations, research and development, anticipated capital expenditures and our working capital needs for at least the next 12 months and whether we will be able to repatriate cash from our foreign operations on a timely and cost-effective basis;

•	our belief that we will be able to sustain the recoverability of our goodwill, intangible and tangible long-term assets;

•	expectations that we will have sufficient capital to repay our indebtedness as it becomes due and to finance our ongoing business and operations;

•	expectations that we will be able to continue to meet NASDAQ listing requirements;

•	expectations regarding the market share of our products, growth in the markets we serve and our market opportunities;

•	expectations regarding price and product competition;

•	continued demand and future growth in demand for our products in the communications, PC and consumer markets we serve;

•	our plans and expectations regarding the transition of our semiconductor products to smaller line width geometries;

•	our product development plans;

•	our expectation that our largest customers will continue to account for a substantial portion of our revenue;

•	expectations regarding our contractual obligations and commitments;

•	our expectation that we will be able to protect our products and services with proprietary technology and intellectual property protection;

•	our expectation that we will be able to meet our lease obligations (and other financial commitments); and

•	our expectation that we will be able to continue to rely on third party manufacturers to manufacture, assemble and test our products to meet our customers’ demands.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including, but not limited to, those factors set forth in our most recent Annual Report on Form 10-K under the caption “Risk Factors,” and any of those made in our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the SEC. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

ABOUT CONEXANT SYSTEMS, INC.

We design, develop and sell semiconductor system solutions, comprised of semiconductor devices, software and reference designs, for imaging, audio, embedded-modem, and video applications. These solutions include a comprehensive portfolio of imaging solutions for multifunction printers, fax platforms, and “connected” frame market segments. Our audio solutions include high-definition (HD) audio integrated circuits, HD audio codecs, and speakers-on-a-chip solutions for personal computers (PCs), PC peripheral sound systems, audio subsystems, speakers, notebook docking stations, voice-over-IP speakerphones, intercom, door phone, and audio-enabled surveillance applications. We also offer a full suite of embedded-modem solutions for set-top boxes, point-of-sale systems, home automation and security systems, and desktop and notebook PCs. Additional products include decoders and media bridges for video surveillance and security applications, and system solutions for analog video-based multimedia applications.

We market and sell our semiconductor products and system solutions directly to leading original equipment manufacturers (OEMs) of communication electronics products and indirectly through electronic components distributors. We also sell our products to third-party electronic manufacturing service providers, who manufacture products incorporating our semiconductor products for OEMs.

We were incorporated in Delaware in September 1996 and have been operating in the communications semiconductor business, including as part of the semiconductor systems business of Rockwell International Corporation (now Rockwell Automation, Inc.) since that time. We have been an independent public company since January 1999, following our spin-off from Rockwell. Since then, we have transformed our company from a broad-based communications semiconductor supplier into a fabless communications semiconductor supplier focused on delivering the technology and products for imaging, audio, embedded-modem, and video applications.

Our principal corporate office is located at 4000 MacArthur Boulevard, Newport Beach, CA 92660, and our main telephone number at that location is (949) 483-4600. We maintain a website at www.conexant.com. None of the information contained on our website or on websites linked to our website is part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and in the applicable prospectus supplement.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from any sale of our securities under this prospectus. We intend to use the net proceeds from the sale of the securities for general corporate purposes, including, but not limited, to repaying, redeeming or repurchasing existing debt, and for working capital, capital expenditures and acquisitions. Pending application of the net proceeds, we may initially invest the net proceeds in short-term investment grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges, for the periods indicated, are set forth below:

Fiscal Year(1)
2009	2008	2007	2006	2005

See footnote(2)	1.17	See footnote(2)	1.57	0.35

(1)	Our fiscal year ends on the Friday nearest to September 30 of each year.

(2)	For purposes of calculating this ratio, earnings consist of income (loss) from continuing operations before (i) income taxes and (ii) income (loss) from equity method investments, plus the addition of (i) distributed income of equity investees and (ii) fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rent expense which we believe is representative of the interest component of rental expense. For fiscal years 2009 and 2007, earnings were insufficient to cover fixed charges by approximately $22.4 million and $217.8 million, respectively.

DESCRIPTION OF CAPITAL STOCK

General

This prospectus describes the general terms of our common and preferred stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation and bylaws. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of these securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Our authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $0.01 per share; and

•	25,000,000 shares of preferred stock, no par value.

As of December 22, 2009, there were 65,029,932 shares of common stock outstanding and no shares of preferred stock outstanding.

Certain of the provisions described under this section entitled “Description of Capital Stock” could have the effect of discouraging transactions that might lead to a change of control of Conexant.

Our restated certificate of incorporation and by-laws:

•	establish a classified board of directors, whereby our directors are elected for staggered terms in office so that only one-third of our directors stand for election in any one year;

•	require stockholders to provide advance notice of any stockholder nominations for directors or any proposal of new business to be considered at any meeting of stockholders;

•	require a supermajority vote to remove a director or to amend or repeal certain provisions of our restated certificate of incorporation or by-laws;

•	preclude stockholders from acting by written consent without a meeting of stockholders; and

•	preclude stockholders from calling a special meeting of stockholders.

Common Stock

Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

Each holder of shares of common stock will be entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock will be entitled to cumulate votes in voting for directors. Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of shares of common stock will have any right to purchase or subscribe for any stock of any class that we may issue or sell.

Preferred Stock

Our restated certificate of incorporation permits us to issue up to 25,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the liquidation preference, if any;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the restrictions on the issuance of shares of the same series or any other class or series; and

•	the voting rights, if any, of the shares of the series.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Anti-Takeover Provisions

We are governed by the Delaware General Corporation Law, or DGCL. Our certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise.

Classified Board

Our certificate of incorporation provides that our directors, other than those who may be elected by the holders of preferred stock or any other series or class of stock, shall be divided into three classes of directors, as nearly equal in number as possible, with overlapping three-year terms. One class of directors is to be elected each year with a term extending to the third succeeding annual meeting after election. The classification of the board has the effect of requiring at least two annual stockholders meetings, instead of one, to replace a majority of the members of the board of directors.

Supermajority Vote

Our certificate of incorporation provides that the affirmative vote of at least 80% in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class is required: (i) to remove any director from office at any time, which removal may only be for cause, (ii) in order for our stockholders to amend, alter or repeal our bylaws and (iii) to amend or repeal certain provisions of our certificate of incorporation, including those related to limiting liabilities of directors and removing directors.

Our restated certificate of incorporation also contains fair price provisions pursuant to which a Business Combination (as defined in our restated certificate of incorporation) between us or one of our subsidiaries and an Interested Shareowner (as defined in our restated certificate of incorporation) requires approval by the affirmative vote of the holders of not less than 80 percent of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the Business Combination is approved by at least two-thirds of the Continuing Directors (as defined in our restated certificate of incorporation) or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of our board of directors or the fair price criteria and procedural requirements were met, the

Business Combination would be subject to the voting requirements otherwise applicable under the DGCL, which for most types of Business Combinations currently would be the affirmative vote of the holders of a majority of all of our outstanding shares of stock entitled to vote thereon. Any amendment or repeal of the fair price provisions, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80 percent of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless such amendment, repeal or adoption were approved by at least two-thirds of the Continuing Directors, in which case the provisions of the DGCL would require the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors at an annual or special meeting of the stockholders or bring other business before an annual meeting of the stockholders. This notice procedure provides that, in order to nominate candidates for election as directors or raise other matters at an annual meeting, the nominations must be made or the matters must be raised in the company’s notice of meeting, or by or at the direction of our board of directors, or by a stockholder who (i) is a stockholder of record at the time of giving notice as required by the bylaws, (ii) is entitled to vote at the meeting, and (iii) complies with the notice provisions of the bylaws. If our chairman or other officer presiding at a meeting determines that a person was not nominated or other business was not brought before the annual meeting in accordance with the notice procedure, that person will not be eligible for election as a director or that business will not be conducted at the meeting.

Special Meetings of Stockholders

Under our bylaws, stockholders may not call a special meeting of the stockholders and the only business to be conducted at a special meeting of the stockholders will be the business brought before the meeting pursuant to the company’s notice of meeting.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Select Market. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our board of directors also has the ability to issue shares of our authorized but unissued preferred stock in one or more series without further stockholder approval. The existence of authorized but unissued shares of common and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Action by Written Consent

Our bylaws do not permit stockholder action by written consent.

The overall effect of the foregoing provisions may be to deter a future tender offer. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

The Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholders owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is BNY Mellon Shareowner Services.

Listing

Our shares of common stock are quoted on the NASDAQ Global Select Market under the symbol “CNXT.”

DESCRIPTION OF DEBT SECURITIES

The following description discusses the general terms and provisions of the debt securities that we may offer by this prospectus. The debt securities will be issued as (i) senior debt securities, which will rank equally with all of our other unsubordinated debt, or (ii) subordinated debt securities, which will rank equally with all of our other subordinated debt.

We will issue any senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue any subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement. Unless otherwise indicated in the applicable prospectus supplement, The Bank of New York Mellon Trust Company, N.A will be the trustee under both the senior and subordinated indentures. The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to J.P. Morgan Trust Company, National Association, also acts as the trustee under the indenture, dated March 7, 2006, governing our 4% convertible subordinated notes.

Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable. The indentures are subject to and governed by the Trust Indenture Act of 1939, or the Trust Indenture Act, and may be supplemented or amended from time to time following their execution. The indentures give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indentures. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indentures will be described in the prospectus supplement relating to the debt securities.

For more information about the debt securities offered by us, please refer to the indentures, which contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of terms used in the indentures. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date(s);

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the interest rate(s), which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends or make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of or sell assets of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•	any other terms of the series of debt securities (which shall not be inconsistent with the provisions of the indentures, except as permitted by a supplemental indenture, but which may modify or delete any provisions of the indentures insofar as it applies to such series), including any terms which may be required by or advisable under the laws of the U.S. or regulations thereunder or advisable (as determined by us) in connection with the marketing of the debt securities of the series.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Material U.S. federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Limited Restrictions

Unless we otherwise state in the prospectus supplement, the indentures do not limit our ability to incur debt and do not give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Events of Default

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant solely for the benefit of another series of debt securities, and our failure continues for 90 days after we receive notice from the indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

We will periodically file statements with the indenture trustee regarding our compliance with the covenants in the indentures.

Remedies

Acceleration

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the indenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the indenture trustee or any holder.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the indenture trustee reasonable indemnity.

Rescission of Acceleration

After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the moneys due on any series of debt securities, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences by written notice to us and the indenture trustee, if:

•	we pay or deposit with the indenture trustee a sum sufficient to pay:

•	all matured interest, other than interest which has become due by declaration of acceleration;

•	the principal of and any premium which have become due other than by the declaration of acceleration and interest on these amounts;

•	interest on overdue interest, other than interest which has become due by declaration of acceleration, to the extent lawful; and

•	all amounts due to the indenture trustee under the indenture; and

•	all events of default with respect to the affected series, other than the nonpayment of the principal and interest (and premium, if any) which has become due solely by the declaration of acceleration, have been remedied or waived as provided in the indenture.

For more information as to waiver of defaults, see “Waiver of Default” below.

Control by Registered Holders; Limitations

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the indenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the indenture trustee, to institute the proceeding as trustee; and

•	the indenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

Notice of Default

The indenture trustee is required to give the registered holders of the debt securities notice of any default under the indentures known by the indenture trustee to the extent required by the Trust Indenture Act, unless the default has been cured or waived. The Trust Indenture Act currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

Waiver of Default

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture.

Modification of Indentures; Waiver

We and the indenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “— Consolidation, Merger or Sale,” including to evidence the succession of another person to us and the assumption by any such successor of our obligations under the indenture and in the debt securities;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment of a successor trustee under the indenture;

•	to provide for uncertificated debt securities;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any unissued series;

•	to add any additional events of default;

•	to provide for the issuance of and establish the form and terms and conditions of any series of debt securities as provided in an indenture, to establish the form of any certifications required to be furnished pursuant to an indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture;

•	to provide security for the debt securities of any series; or

•	to make any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect the interests of the holders of any series of debt securities or any related coupons in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.

However, we and the indenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	reduce the percentage of debt securities, the holders of which are required to consent to any supplemental indenture;

•	reduce the rate of interest or extend the time for payment of interest on such debt securities or reduce any premium payable upon the redemption thereof;

•	reduce the principal amount of such debt securities;

•	extend the fixed maturity of such debt securities; or

•	reduce the redemption or repurchase price of such debt securities or change the time at which such debt securities may or must be redeemed or repurchased.

Satisfaction and Discharge

An indenture will cease to be of further effect with respect to any series of debt securities, and we will be deemed to have satisfied and discharged all of our obligations under such indenture, except as noted below, when, among other conditions:

•	all outstanding debt securities of such series have become due or will become due within one year at their stated maturity or on a redemption date or have been delivered to the indenture trustee for cancellation; and

•	we deposit with the indenture trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding debt securities of such series not delivered to the indenture trustee for cancellation.

We will remain obligated to pay all other amounts due under such indenture and to perform certain ministerial tasks to be described in the indenture.

Legal Defeasance and Covenant Defeasance

The indentures provide that we may elect to be:

•	discharged from (and be deemed to have satisfied) our obligations (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities), with respect to any series of debt securities, which we refer to as “legal defeasance”; and

•	released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as “covenant defeasance.”

Among other conditions we must satisfy in order to effect a legal defeasance or a covenant defeasance is the deposit with the indenture trustee, in trust, of cash and/or Governmental Obligations (as defined in the indentures) which through the payment of interest and principal thereof in accordance with their terms will provide funds in an amount sufficient to pay any installment of principal (and premium, if any (and interest, if any)), on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the indentures and such debt securities.

Such a trust may be established only if, among other things, we have delivered to the indenture trustee an opinion of counsel (who may be our counsel) to the effect that,

•	in the case of a legal defeasance, (x) we have received from the Internal Revenue Service a private letter ruling or there has been published by the Internal Revenue Service a revenue ruling pertaining to a comparable form of transaction, or (y) since the date of the execution of the applicable indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

•	in the case of a covenant defeasance, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, all or any portion of the debt securities may be redeemed at our option at any time and from time to time. Unless otherwise specified in a resolution of our board of directors and in a supplemental indenture (including any pricing supplement) or in one or more certificates of one or more of our officers with respect to any debt securities, the debt securities will be redeemable upon notice by mail between 30 and 90 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the indenture trustee will select the debt securities to be redeemed by lot or in such manner as it deems appropriate and fair.

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the unredeemed portion without charge.

Form, Authentication, Delivery, Exchange and Transfer

Form

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. We may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

Authentication and Delivery

The debt securities will be signed on our behalf by one of our officers and, to the extent necessary, under our corporate seal. A debt security will not be valid until authenticated manually by the indenture trustee, or by an authenticating agent duly appointed by the indenture trustee. Such signature will be conclusive evidence that the debt security so authenticated has been duly authenticated and delivered under the applicable indenture and that the holder is entitled to the benefits of the applicable indenture. At any time after the execution and delivery of the applicable indenture, we may deliver executed debt securities of any series to the indenture trustee for authentication, together with a written order by us for the authentication and delivery of such debt securities, and the indenture trustee in accordance with such order shall authenticate and deliver such debt securities.

The indenture trustee will not be required to authenticate any debt securities if the issuance of such debt securities pursuant to the applicable indenture will affect the indenture trustee’s own rights, duties or immunities under the debt securities and the applicable indenture or otherwise in a manner that is not reasonably acceptable to the indenture trustee.

Debt securities issued in global form will be delivered by the indenture trustee to the depositary or pursuant to the depositary’s instructions.

Exchange and Transfer

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we or the indenture trustee may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar that we initially designate for any debt securities. We may at any time designate additional security registrars or rescind the designation of any security registrar or approve a change in the office through which any security registrar acts.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Indenture Trustee

The indenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. The indenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Upon any request by us to the indenture trustee to take any action under an indenture, we will furnish to the indenture trustee (i) an officer’s certificate stating that all conditions precedent provided for in the applicable indenture relating to the proposed action have been complied with and (ii) an opinion of counsel stating that in the opinion of such counsel all such conditions precedent have been complied with. In the case of any request as to which the furnishing of certificates or opinions by us is specifically required by the applicable provision of an indenture, no additional certificates or opinions need be furnished by us.

Resignation and Removal of Trustee

The indenture trustee may resign at any time by giving written notice to us and the registered holders of debt securities of the applicable series. The indenture trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series, and in certain circumstances may be removed by us.

No resignation or removal of the indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the indentures.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make payments of principal or interest by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the indenture trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

Any cash or Governmental Obligations we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities (“debt warrants”), preferred stock (“preferred stock warrants”) or common stock (“common stock warrants,” and collectively with the debt warrants and the preferred stock warrants, “warrants”). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent.

Debt Warrants

We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	a discussion of the material U.S. federal income tax considerations applicable to the exercise of the debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments principal, premium or interest on the securities purchasable upon the exercise.

Other Warrants

We will describe in the applicable prospectus supplement the terms of the preferred stock warrants and common stock warrants being offered, including the following:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the number of the warrants issued with each share of preferred stock or common stock;

•	any provisions for adjustment of the number or amount of shares of preferred stock or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock shares will be separately transferrable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire; and

•	the maximum or minimum number of the warrants which may be exercised at any time.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of preferred stock or common stock purchaseable upon the exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF UNITS

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of preferred stock and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, each prospectus supplement relating to units will:

•	state how long, if at all, the securities that are components of the units must be traded in units, and when they can be traded separately;

•	state whether we will apply to have the units traded on a securities exchange or securities quotation system; and

•	describe how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any of the market offering of equity securities by or on our behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

Through Agents and Dealers

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its apportionment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them, and any profit realized by them on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Shares of our common stock are quoted on the Nasdaq Global Select Market. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of debt securities, preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Underwriters, dealers or agents who may become involved in the sale of our securities may be customers of, engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by O’Melveny & Myers LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended October 2, 2009, and the effectiveness of Conexant Systems, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

14,000,000 Shares

Conexant Systems, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Oppenheimer & Co.